SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 6, 2003 (February 5, 2003)

Date of Report (Date of earliest event reported)

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Kansas	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas 66612

(Address of principal executive offices)

(785) 575-6300

(Registrant’s telephone number, including area code)

WESTAR ENERGY, INC.

Item 5.    Other Events

On February 6, 2003, we filed with the Kansas Corporation Commission a debt reduction and restructuring plan that contemplates the sale of our non-utility and non-core assets and a reduction in our common stock dividend from $0.30 per share to $0.19 per share on a quarterly basis. The plan is designed to reduce our debt to a level appropriate for our utility operations and achieve investment grade credit ratings by year-end 2004. A copy of the plan filed with the Kansas Corporation Commission and our press release issued February 6, 2003 are attached to this report.

On February 5, 2003, we closed the sale of 9,038,755 shares of ONEOK, Inc. (“ONEOK”) Series A Convertible Preferred Stock held by Westar Industries, Inc., our wholly owned subsidiary, to ONEOK for a cash payment of $300 million. This is an increase in $50 million from the size of the transaction we announced on January 9, 2003. In addition, Westar Industries, Inc. exchanged its remaining shares of Series A Convertible Preferred Stock for 21,815,386 shares of ONEOK’s Series D Convertible Preferred Stock. Westar Industries, Inc. continues to hold 4,714,433 shares of ONEOK common stock. ONEOK has agreed to register the Series D Convertible Preferred Stock for future sale, subject to the effectiveness of such registration, the expiration of a 180-day lock-up period and future market conditions. As required by our credit facility, the after tax proceeds of the sale of approximately $244 million have been deposited in a segregated account and will be used to prepay a term loan within 120 days unless the funds are first used to repurchase our 6.25% Senior Unsecured Notes due August 2018 which can be put and called in August 2003, or our 6.875% Senior Unsecured Notes due August 2004. A copy of our press release issued February 5, 2003 is attached to this report.

Item 7.    Financial Statements and Exhibits

(c)  Exhibits

Exhibit 99.1—Westar Energy Debt Reduction and Restructuring Plan.

Exhibit 99.2—Press Release dated February 6, 2003.

Exhibit 99.3—Press Release dated February 5, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date:	February 6, 2003	By	/S/ MARK A. RUELLE

Mark A. Ruelle, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Westar Energy Debt Reduction and Restructuring Plan

99.2	Press Release dated February 6, 2003

99.3	Press Release dated February 5, 2003